As filed with the Securities and Exchange Commission on April 20, 1999
                                              Registration No. 333-_____________

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               ------------------

                         SYKES ENTERPRISES, INCORPORATED
             (Exact name of registrant as specified in its charter)

           Florida                                               56-1383460
  (State or other jurisdiction                                (I.R.S. Employer
of incorporation or organization)                            Identification No.)

     100 North Tampa Street, Suite 3900
             Tampa, Florida                            33602
  (Address of principal executive offices)           (Zip Code)

      Sykes Enterprises, Incorporated 1997 Management Stock Incentive Plan
                            (Full title of the Plan)

        Scott J. Bendert                                   Copy to:
Senior Vice President-Finance, Treasurer
   and Chief Financial Officer                       Martin A. Traber, Esq.
 Sykes Enterprises, Incorporated                        Foley & Lardner
100 North Tampa Street, Suite 3900            100 North Tampa Street, Suite 2700
       Tampa, Florida 33602                          Tampa, Florida 33602

       (813) 274-1000
(Name, address and telephone number,
      including area code,
      of agent for service)

                           --------------------------

                                        CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------
 Title of Each Class                           Proposed Maximum          Proposed Maximum
 of Securities to be       Amount to be         Offering Price          Aggregate Offering         Amount of
      Registered          Registered(1)          Per Share(2)                Price(2)          Registration Fee
----------------------- ------------------- ------------------------ ------------------------- ------------------
    Common Stock,
   $0.01 par value          4,000,000               $27.49                  $106,184,687.5         $29,519.35
----------------------- ------------------- ------------------------ ------------------------- ------------------

(1) Plus an indeterminate number of shares which may be issued as a result of anti-dilution provisions contained in the Plan.
(2) Pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, the amounts shown are based on (i) 300,000 shares subject to outstanding options having an exercise price of $20.00 per share,
         (ii) 125,000 shares subject to outstanding options having an exercise price of $27.49 per share, and (iii) 3,575,000 shares reserved for future grants under the Plan, the registration fee for which has been calculated using $27.0625, the average of the high and low prices of the registrant's Common Stock on April 14, 1999 as reported on the Nasdaq National Market.

                        ---------------------------------

                                     PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The following documents filed by the registrant with the Securities and Exchange Commission are hereby incorporated herein by reference:

         (a) The registrant's Annual Report on Form 10-K for the year ended December 31, 1998;

         (b)   Current Report on Form 8-K filed January 12, 1999;

         (c)   Current Report on Form 8-K filed January 21, 1999;

         (d)   Current Report on Form 8-K filed February 3, 1999;

         (e)   Current Report on Form 8-K/A filed March 12, 1999;

         (f) Proxy Statement dated April 1, 1999, for the 1999 Annual Meeting of Shareholders;

         (g) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since December 31, 1997; and

         (h) The description of the registrant's Common Stock, par value $0.01 per share set forth in the Company's Registration Statement on Form 8-A (No. 0-28274) dated April 19, 1996 filed under the Exchange Act.

         All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all shares of Common Stock being offered hereby have been sold or which deregisters all shares of Common Stock then remaining unsold shall be deemed incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superceded for the purpose of this registration statement to the extent that a statement contained herein or in any subsequently filed document which is also, or is deemed to be, incorporated herein by reference modifies or supercedes such statement. Any such statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

         Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

         Martin A. Traber, a partner of Foley & Lardner, owns 2,250 shares of Sykes Common Stock.

Item 6.  Indemnification of Directors and Officers.

         The Florida Business Corporation Act (the "Florida Act") permits a Florida corporation to indemnify a present or former director or officer of the corporation (and certain other persons serving at the request of the corporation in related capacities) for liabilities, including legal expenses, arising by reason of service in such capacity if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe his conduct was unlawful. However, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such director or officer shall have been adjudged liable, except in certain limited circumstances.

         The Company's Articles of Incorporation and Bylaws provide that the Company shall indemnify directors and executive officers to the fullest extent now or hereafter permitted by the Florida Act. The indemnification provided by the Florida Act and the Company's Articles of Incorporation and Bylaws is not exclusive of any other rights to which a director or officer may be entitled. The general effect of the foregoing provisions may be to reduce the circumstances which an officer or director may be required to bear the economic burden of the foregoing liabilities and expense.

         The registrant has a standard policy of directors' and officers' liability insurance covering directors and officers of the corporation with respect to liabilities incurred as a result of their service in such capacities, which may extend to, among other things, liability arising under the Securities Act of 1933.

Item 7.  Exemption from Registration Claimed.

         Not Applicable.

Item 8.  Exhibits.

   Exhibit
    Number                           Exhibit Description
   -------                           -------------------

     4.1 Sykes Enterprises, Incorporated 1997 Management Stock Incentive Plan (filed as Exhibit 10.14 to the registrant's Quarterly Report on Form 10-Q for the quarter dated June 30, 1998 and incorporated herein by reference)
     4.2 Form of Stock Option Agreement for 1997 Management Stock Incentive Plan (filed herewith)
     5 Opinion of Foley & Lardner as the legality of the securities to be issued (filed herewith)
     23.1 Consent of Foley & Lardner (contained in its Opinion filed here-with as Exhibit 5 and incorporated herein by reference)
     23.2      Consent of Ernst & Young LLP (filed herewith)
     23.3      Consent of PricewaterhouseCoopers LLP (filed herewith)
     24.1      Power of Attorney (found in part II on page II-3)

Item 9.  Undertakings.

         The undersigned hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such informa-tion in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the Securities Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bone fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrants annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bone fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the Articles of Incorporation or Bylaws of the registrant or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by the director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on April 16, 1999.

                                            SYKES ENTERPRISES, INCORPORATED


                                            By:   /s/ John H. Sykes
                                               ---------------------------------
                                               John H. Sykes, Chairman of the
                                               Board and Chief Executive Officer

                            SPECIAL POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears on the signature page to this registration statement constitutes and appoints John H. Sykes and Scott J. Bendert, and each or either of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments to this registration statement and any and all registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits and other documents in connection therewith, with the Securities and Exchange Commission, and grants unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


       Signatures                                 Title                                   Date
       ----------                                 -----                                   ----

/s/ John H. Sykes                       Chairman of the Board and Chief              April 16, 1999
------------------------------          Executive Officer (Principal
John H. Sykes                           Executive Officer)


/s/ Scott J. Bendert                    Senior Vice President-Finance,               April 16, 1999
------------------------------          Chief Financial Officer, and
Scott J. Bendert                        Treasurer (Principal Financial and
                                        Accounting Officer)


/s/ Furman P. Bodenheimer, Jr.          Director                                     April 16, 1999
------------------------------
Furman P. Bodenheimer, Jr.


/s/ H. Parks Helms                      Director                                     April 16, 1999
------------------------------
H. Parks Helms


/s/ Gordon H. Loetz                     Director                                     April 16, 1999
------------------------------
Gordon H. Loetz


/s/ Iain A. Macdonald                   Director                                     April 16, 1999
------------------------------
Iain A. Macdonald


/s/ Linda McClintock-Greco              Director                                     April 16, 1999
------------------------------
Linda McClintock-Greco


/s/ Ernest J. Milani                    Director                                     April 16, 1999
------------------------------
Ernest J. Milani


/s/ Adelaide A. Sink                    Director                                     April 16, 1999
------------------------------
Adelaide A. Sink


/s/ R. James Stroker                    Director                                     April 16, 1999
------------------------------
R. James Stroker


                                  EXHIBIT INDEX

   Exhibit
    Number                           Exhibit Description
   -------                           -------------------

     4.1 Sykes Enterprises, Incorporated 1997 Management Stock Incentive Plan (filed as Exhibit 10.14 to the registrant's Quarterly Report on Form 10-Q for the quarter dated June 30, 1998 and incorporated herein by reference)
     4.2 Form of Stock Option Agreement for 1997 Management Stock Incentive Plan (filed herewith)
     5 Opinion of Foley & Lardner as the legality of the securities to be issued (filed herewith)
     23.1 Consent of Foley & Lardner (contained in its Opinion filed here-with as Exhibit 5 and incorporated herein by reference)
     23.2      Consent of Ernst & Young LLP (filed herewith)
     23.3      Consent of PricewaterhouseCoopers LLP (filed herewith)
     24.1      Power of Attorney (found in part II on page II-3)